December 18, 2019
FEC Resources Inc.
c/o Suite 2300 – 550 Burrard Street
Vancouver, B.C.
V6C 2B5
Ladies and Gentlemen:
Re:	FEC Resources Inc. - Registration Statement on Form F-1
We are Canadian counsel to FEC Resources Inc. (the “Corporation”), a corporation continued under the Canada Business Corporations Act.  We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form F-1 under the United States Securities Act of 1933 (the “Act”).  We understand that the purpose of the Registration Statement is to register up to a maximum of 818,287,530 common shares of the Corporation (the “Shares”) pursuant to the exercise of rights (“Rights”) to be issued to holders of Shares (the “Rights Offering”) as of the close of business on a date fixed by the directors of the Corporation (the “Board”).
For the purposes of this opinion we have examined:
(a)
a certificate of an officer of the Corporation dated December 18, 2019; as to the approval of the Rights Offering, including the issuance of the Shares pursuant to the Rights Offering, by the Board and attaching a copy of the consent resolutions of the Board dated December 18, 2019; and

(b)	a draft certificate representing the Rights (the “Rights Certificate”).
We have also examined and relied upon the corporate records of the Corporation maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion.  We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Corporation, and the authenticity of all signatures on documents that have been examined by us.
Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  The opinion hereinafter expressed is based on such laws in effect on the date hereof.
Based upon and subject to the foregoing, we are of the opinion that the 818,287,530 Shares reserved by the Corporation for issuance upon the exercise of Rights granted pursuant to the Rights Offering will, upon the due and valid exercise by the holder of each such Right in accordance with the terms of the Rights Certificate, the receipt by the Corporation of payment in full for each Share to be issued and the issuance of such Shares in accordance with the terms of the Rights Certificate, be validly issued as fully paid and non-assessable common shares of the Corporation.
GOWLING WLG (CANADA) LLP Suite 2300, Bentall 5, 550 Burrard Street Vancouver BC V6C 2B5 Canada	T +1 604 683 6498 F +1 604 683 3558 gowlingwlg.com
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Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Yours very truly,
“Brett A. Kagetsu”